EXHIBIT 12

                 ACX TECHNOLOGIES, INC. AND SUBSIDIARIES
                   RATIO OF EARNINGS TO FIXED CHARGES

                                        For the Year Ended
                          Dec. 27,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                            1992      1993      1994      1995      1996
Income (loss) from
  continuing operations  $(10,012)  $20,789   $32,783  $51,247   $22,409

Amortization of
  capitalized interest        344       427       443      465       573

Fixed charges related to
  pre-tax income (loss)
  from continuing
  operations                5,859     3,894     6,918   10,023     9,120

ADJUSTED EARNINGS (LOSS) $ (3,809)  $25,110   $40,144  $61,735   $32,102

Fixed charges:
Interest expense         $  5,379   $ 3,412   $ 6,370  $ 9,306   $ 8,177

Interest factor of rent
  expense                     480       482       548      717       943

Fixed charges related to
  pre-tax income (loss)
  from continuing
  operations                5,859     3,894     6,918   10,023     9,120

Fixed charges related to
  discontinued operations  13,455       952       790      881     1,060

Interest capitalized for
  continued operations        828       163       223      885       744

TOTAL FIXED CHARGES     $  20,142   $ 5,009   $ 7,931  $11,789   $10,924

Ratio of earnings to
  fixed charges                NA      5.01      5.06     5.24      2.94


NA    Fixed charges exceeded 1992 adjusted earnings by $23.9 million.
Included in these results were $13.7 million of restructuring charges associated with the spin-off from Adolph Coors Company. Without giving effect to such charges, the ratio of earnings to fixed charges for the year ended December 27, 1992 would have been 0.49.